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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                SCHEDULE 14D-9

                                (Rule 14d-101)

                  Solicitation/Recommendation Statement Under
            Section 14(d)(4) of the Securities Exchange Act of 1934
                              (Amendment No.1)

                               -----------------

                             Intimate Brands, Inc.
                           (Name of Subject Company)

                             Intimate Brands, Inc.
                       (Name of Person Filing Statement)

                      Common Stock, U.S. $0.01 Par Value
                        (Title of Class of Securities)

                                   461156101
                     (CUSIP Number of Class of Securities)

                               -----------------

                             Tracey Thomas Travis
                             Intimate Brands, Inc.
                             Three Limited Parkway
                              Columbus, OH 43230
                                (614) 415-6900

(Name, Address and Telephone Number of Person Authorized to Receive Notices and
             Communications on Behalf of Person Filing Statement)

                               -----------------

                                With a copy to:

                           Russell J. Bruemmer, Esq.
                            Michael R. Klein, Esq.
                          Wilmer, Cutler & Pickering
                              2445 M Street, N.W.
                            Washington, D.C. 20037
                                (202) 663-6000

[_] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

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         This Amendment No. 1 to a Solicitation/Recommendation Statement
("Amendment No. 1 Schedule 14D-9") relates to the offer by The Limited, Inc., a Delaware corporation ("Purchaser"), through its wholly-owned subsidiary IB Holdings Co., Inc., a Delaware corporation ("IB Holdings"), to exchange all of the outstanding Class A common stock, par value $0.01 per share, of Intimate Brands, Inc., a Delaware corporation ("Intimate Brands") not currently owned directly or indirectly by Purchaser for shares of common stock, par value $0.50 per share, of Purchaser, as disclosed in a Tender Offer Statement on Schedule TO filed by Purchaser with the U.S. Securities and Exchange Commission (the "SEC") on February 5, 2002, and as amended through February 19, 2002).

         The information in the Solicitation/Recommendation Statement ("Schedule 14D-9") filed by Intimate Brands on February 20, 2002 with the SEC, including all exhibits thereto, is incorporated by reference in answer to all of the items in the Schedule 14D-9, except as otherwise set forth below.

         Intimate Brands hereby amends and supplements Item 9 of the Schedule 14D-9 as follows:

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Item 9.  Exhibits.


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


Exhibit No.                               Description
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


(a)(1)            Press Release dated February 20, 2002 (incorporated by reference to the press release filed by Intimate Brands with the SEC pursuant to
                    Rule 425 on February 20, 2002)

(e)(1)            pages 5 to 6 of Annual Proxy Statement for fiscal year ended February 3,
                    2001 on Schedule 14A filed with the SEC on April 20, 2001*

(e)(2)            pages 8 to 9 of Annual Proxy Statement for fiscal year ended February 3,
                    2001 on Schedule 14A filed with the SEC on April 20, 2001*

(e)(3)            pages 12 to 16 of the Annual Proxy Statement for fiscal year ended February 3,
                    2001 on Schedule 14A filed with the SEC on April 20, 2001*

(e)(4)            pages 17 to 19 of the Annual Proxy Statement for fiscal year ended February 3,
                    2001 on Schedule 14A filed with the SEC on April 20, 2001*

(e)(5)            page 21 of the Annual Proxy Statement for fiscal year ended February 3,
                    2001 on Schedule 14A filed with the SEC on April 20, 2001*

(e)(6)            pages 21 to 24 of the Annual Proxy Statement for fiscal year ended February 3,
                    2001 on Schedule 14A filed with the SEC on April 20, 2001*

(e)(7)            Indemnification Agreement dated as of March 23, 2001 (incorporated by reference to Exhibit 10.28 of Intimate Brands' Annual Report filed on
                    Form 10-K with the SEC on April 24, 2001)

(e)(8)            Form of Indemnification Agreement between Intimate Brands and the directors and officers of Intimate Brands (incorporated by reference to Exhibit 10.27 of the Annual Report filed on Form 10-K with the SEC on May 2, 1996)

(e)(9)            Employment Agreement between Intimate Brands and Beth M. Pritchard dated as of
                    May 2, 1997 (incorporated by reference to Exhibit 10.18 of Quarterly Report filed on Form 10-Q with the SEC on September 14, 1998)

(e)(10)           Employment Agreement between Intimate Brands and Grace A. Nichols dated as of
                    May 2, 1997 (incorporated by reference to Exhibit 10.17 of Quarterly Report filed on Form 10-Q with the SEC on September 14, 1998)

(e)(11)           Employment Agreement between Intimate Brands and Cynthia M. Fields dated as of
                    May 2, 1997 (incorporated by reference to Exhibit 10.9 of Quarterly Report filed on Form 10-Q with the SEC on September 14, 1998)
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*  Previously filed.

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                                   SIGNATURE

   After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 14D-9 is true, complete, and correct.

                                          INTIMATE BRANDS, INC.

                                              /S/  TRACEY THOMAS TRAVIS
                                          By: _______________________________
                                          Name: Tracey Thomas Travis
                                          Title:  Vice President, Finance and
                                                  Chief Financial Officer

Dated:  February 20, 2002